UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2009

First Citizens Banc Corp
 (Exact name of registrant as specified in its charter)

Ohio	0-25980	34-1558688
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East Water Street, P.O. Box 5016, Sandusky, Ohio	44870
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 625-4121

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On January 26, 2009, First Citizens Banc Corp (“Citizens”) determined that, as a result of its annual impairment analysis for “Goodwill and Other Intangible Assets”, it will record a pre-tax non-cash impairment charge of $43,291,000 against goodwill as of December 31, 2008.

In connection with its acquisition of other institutions, Citizens recorded as goodwill the difference between the market value of the stock issued in the transaction and the book value of the assets acquired. Statement of Financial Accounting Standards, No. 142, “Goodwill and Other Intangible Assets” requires goodwill to be tested for impairment at least annually. Among the factors considered in the 2008 review were the prices, depressed by market conditions, paid for comparable institutions which have been sold. Upon completion of Citizens’ review, it determined that its books did not currently reflect the value of its goodwill and that it should record the impairment charge.

This charge to earnings will have no impact on Citizens’ cash, regulatory capital, liquidity or ability to pay dividends. The charge is not deductible for income tax purposes.

Item 8.01. Other Events.

On January 29, 2009, the Corporation released an open letter to our customers, shareholders and the communities in which we operate. This letter will appear in the newspapers in the communities in which we operate.

Additionally, on February 1, 2009 the Corporation will mail a letter to the shareholders describing certain current developments related to the Corporation.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d)	Exhibits

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Letter to customers, shareholders and communities of First Citizens Banc Corp released January 29, 2009
99.2	Letter to shareholders of First Citizens Banc Corp dated February 1, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens Banc Corp

/s/ James O. Miller	January 29, 2009

James O. Miller President and CEO	Date

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Letter to customers, shareholders and communities of First Citizens Banc Corp released January 29, 2009
99.2	Letter to shareholders of First Citizens Banc Corp dated February 1, 2009